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                                                                   Exhibit 14

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Atlas Assets, Inc. (the "Company") on Form N-14 of our report dated February 7, 1997 appearing in the Company's 1996 Annual Report to Shareholders, which is incorporated by reference in the combined Proxies and Prospectuses of the Atlas U.S. Government and Mortgage Securities Fund, the Atlas National Municipal Bond Fund, and the Atlas California Municipal Bond Fund, all of which are part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such combined Proxies and Prospectuses.


DELOITTE & TOUCHE LLP

Oakland, California
August 18, 1997